As filed with the Securities and Exchange Commission on January 7, 1999

                                                   Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             CHENIERE ENERGY, INC.

             (Exact Name of Registrant as specified in its charter)

          Delaware                                        95-4352386
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)


                         1200 Smith Street, Suite 1740
                           Houston, Texas  77002-4313
                                 (713) 659-1361
                            (Address, including zip
              code, and telephone number, including area code, of
                   registrant's principal executive offices)

                               Walter L. Williams
                     President and Chief Executive Officer
                             Cheniere Energy, Inc.
                         1200 Smith Street, Suite 1740
                           Houston, Texas  77002-4312
                                 (713) 659-1361
                         (Name, address, including zip
                code, and telephone number, including area code,
                             of agent for service)

                                   Copies to:
                              John B. Clutterbuck
                     Mayor, Day, Caldwell & Keeton, L.L.P.
                           700 Louisiana, Suite 1900
                           Houston, Texas  77002-2778
                                 (713) 225-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE

                                             Proposed       Proposed
                                              maximum        maximum
     Title of each                           offering       aggregate       Amount of
 class of securities to     Amount to be      price          offering      registration
     be registered           Registered      per share        price            fee

Common Stock,
par value $.003
per share                    2,666,667        $0.938/(1)   $2,500,000/(1)      $  737.50

Common Stock,
par value $.003
per share, to be
issued upon exercise
of Warrants                  2,962,500(2)     $1.797/(3)   $ 5,325,000         $1,570.88

  Total                      5,629,167            ---      $ 7,825,000         $2,308.38

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's Common Stock as reported on The Nasdaq SmallCap Market on January 4, 1999 in accordance with Rule 457(c) under the Securities Act of 1933.

(2)  Represents the number of shares issuable upon the exercise of Warrants.

(3) Estimated solely for the purpose of computing the amount of the registration fee, based on the exercise price of the Warrants in accordance with Rule 457(g).

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Prospectus                                                 Subject to Completion
----------                                                       January 7, 1999
                                5,629,167 SHARES
                             CHENIERE ENERGY, INC.

                                  COMMON STOCK

          This Prospectus covers 5,629,167 shares of Common Stock, $.003 par value (the "Common Stock" or the "Shares"), of Cheniere Energy, Inc. ("Cheniere Energy" or the "Company"), which may be offered from time to time by one or all of the selling stockholders named herein (the "Selling Stockholders"). We will not receive any proceeds of such sales, but we will receive payment for the exercise price of any Warrants in the event that any of the Warrants are exercised. We have agreed to bear certain expenses of registration of the Shares and other securities offered by this Prospectus under federal and state laws.

          The shares of Common Stock being registered pursuant to the registration statement of which this prospectus is a part include (i) 2,616,667 shares issued in connection with private placements conducted by the Company during the period from August 1998 to December 1998, (ii) 50,000 shares issued in connection with the extension of the maturity date of a certain note payable of the Company and (iii) 2,962,500 shares issuable upon the exercise of warrants exercisable on or before December 16, 2003 at exercise prices of $1.50 to $2.00 per share. For more information concerning the Shares and the transactions pursuant to which they were or will be issued, see "Issuance of Securities to Selling Stockholders" and "Description of Securities."

          To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Stockholders, the public offering price, the names of any agent dealer or underwriter and any applicable commission or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution."

          Our Common Stock is traded on The Nasdaq SmallCap Market under the symbol "CHEX." The last reported sales price of the Common Stock on The Nasdaq SmallCap Market on January 4, 1998 was $1.00 per share.

                     --------------------------------------
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3,
                   FOR INFORMATION THAT SHOULD BE CONSIDERED
                           BY PROSPECTIVE INVESTORS.
                     --------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ----------------------------------------

                The date of this Prospectus is January __, 1999

     You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Shares or other securities offered by this Prospectus in any state where the offer is not permitted. You should not assume that the information in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein is accurate as of any date other than the date on the front of those documents.

                             ADDITIONAL INFORMATION

     This Prospectus is a part of a Registration Statement on Form S-3 ("Registration Statement") we have filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, because we have omitted certain parts in accordance with the rules and regulations of the Commission. For further information we refer you to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we are required to file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Central Regional Office, 1801 California Street, Suite 4800, Denver, Colorado 80202. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. The Common Stock of the Company is quoted on The Nasdaq SmallCap Market. You may also read our reports, proxy and information statements and other information concerning the Company at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          This Prospectus is part of the Registration Statement that we filed with the Commission to register the shares of Common Stock referenced on the cover page of this Prospectus. It does not repeat important information that you can find in our Registration Statement or in the annual, quarterly and special reports, proxy statements and other documents that we file with the Commission. The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose in this Prospectus important information to you by referring you to those documents. The information below is incorporated in this Prospectus by reference and is an important part of this Prospectus, and certain information that we file after the date of this Prospectus with the Commission will automatically be incorporated in this Prospectus and update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this Prospectus are sold:

        (1)  The Company's Proxy Statement dated October 10, 1997;

        (2) The Company's Transition Report on Form 10-K for the transition period from September 1, 1997 to December 31, 1997

        (3) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998;

        (4) The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998; and

        (5) The Company's Current Report on Form 8-K dated December 9, 1998 (filed December 14, 1998);

     Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     We will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Don A. Turkleson, Chief Financial Officer, Cheniere Energy, Inc., 1200 Smith Street, Suite 1740, Houston, Texas 77002-4312 or by telephone to Mr. Turkleson at (713) 659-1361.

                                  THE COMPANY

     Cheniere Energy, Inc., a holding company ("Cheniere," together with Cheniere Operating (as defined below), the "Company"), is the owner of 100% of the outstanding common stock of Cheniere Energy Operating Co., Inc. ("Cheniere Operating"). References herein to the "Company" or "Cheniere" refer to

Cheniere Energy, Inc. and its wholly owned subsidiaries. Cheniere is a Houston-based company formed for the purpose of oil and gas exploration, and if warranted, development and exploitation. Cheniere is currently involved in a joint exploration program which is engaged in the exploration for oil and natural gas along the Gulf Coast of Louisiana, onshore and in the shallow waters of the Gulf of Mexico. The Company commenced its oil and gas activities through such joint program in April 1996.

     THE COMPANY HAS NOT YET ESTABLISHED OIL AND GAS PRODUCTION, NOR HAS IT BOOKED PROVEN OIL AND GAS RESERVES. The Company is currently a development stage enterprise with no operating revenues and no expectation of generating meaningful operating revenues before the year 1999.

     Cheniere is involved with one major project, a joint exploration program pursuant to the Exploration Agreement with regard to a proprietary 3-D seismic exploration project in southern Louisiana (the "3-D Exploration Program"). Cheniere owns a 50% interest in the 3-D Exploration Program. The 3-D seismic survey covers 228 square miles within a 310 square-mile area running three to five miles north and generally eight miles south of the coastline in the most westerly 28 miles of Cameron Parish, Louisiana (the "Survey AMI"). Field acquisition of the seismic data was completed in July 1997, area-wide processing was completed in December 1997, leasing activities were begun in March 1998, and further interpretation of the seismic data continues. Drilling of prospects identified within the Survey AMI is scheduled to begin in the first quarter of 1999.

     Cheniere has been publicly traded since July 3, 1996 under the name Cheniere Energy, Inc. The Company's principal executive offices are located at 1200 Smith Street, Suite 1740, Houston, Texas 77002, and its telephone number is
(713) 659-1361.

                                  RISK FACTORS

YEAR 2000

          The Year 2000 presents significant issues for many computer systems. Much of the software in use today may not be able to accurately process data beyond the year 1999. The vast majority of computer systems process transactions using two digits for the year of the transaction, rather than the full four digits, making such systems unable to distinguish January 1, 2000 from January 1, 1900. Such systems may encounter significant processing inaccuracies or become inoperable when Year 2000 transactions are processed. Such matters could impact not only the Company in its day-to-day operations but also the Company's financial institutions, customers and vendors as well as state, provincial and federal governments with jurisdictions where the Company maintains operations.

          The Company is currently addressing Year 2000 issues and is presently focussing on its internal business systems and processes. To the extent necessary, the Company will assess the readiness of any key business partners (financial institutions, customers, vendors, oil and gas operators, etc.).

          It has been the Company's strategy to use, wherever possible, industry prevalent products and processes with minimal customization. As a result, the Company does not expect any extensive in-house hardware, software or process conversions in an effort to be Year 2000 compliant nor does the Company expect its Year 2000 compliance related costs to be material to its operations.

          The Company's goal is to be Year 2000 compliant by June 30, 1999 wherever possible and to have contingency plans in place where compliance is not possible in a timely manner. While it is the Company's goal to be Year 2000 compliant, there can be no assurance that there will not be a material adverse effect on the Company as a result of a Year 2000 related issue. The Company's business partners may present the area of greatest risk to the Company, in part because of the Company's limited ability to influence actions of third parties, and in part because of the Company's inability to estimate the level and impact of noncompliance of third parties. Additionally, there are many variables and uncertainties associated with judgments regarding any contingency plans developed by the Company.


FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 (the "Act") provides a safe harbor for forward-looking statements made by or on behalf of the Company. The Company and its representatives may from time to time make written or verbal forward-looking statements, including statements contained in this report and other filings with the Securities and Exchange Commission and in reports to its stockholders.

     All statements, other than statements of historical facts so included in this report that address activities, events or developments that the Company intends, expects, projects, believes, or anticipates will or may occur in the future, including, without limitation: statements regarding the Company's business strategy, plans and objectives; statements expressing beliefs and expectations regarding the ability of the Company to successfully raise the additional capital necessary to meet its obligations under the Exploration Agreement, the ability of the Company to secure the leases necessary to facilitate anticipated drilling activities and the ability of the Company to attract additional working interest owners to participate in the exploration and development within the Survey AMI; and statements about non-historical Year 2000 information, are forward-looking statements within the meaning of the Act.
These forward-looking statements are, and will be, based on management's then current views and assumptions regarding future events.


FACTORS THAT MAY IMPACT FORWARD-LOOKING STATEMENTS OR FINANCIAL PERFORMANCE

     The following are some of the important factors that could affect the Company's financial performance or could cause actual results to differ materially from estimates contained in the Company's forward-looking statements.

     -- The Company's ability to generate sufficient cash flows to support capital expansion plans, obligations to repay debt and general operating activities.

     -- The Company's ability to obtain additional financing from lenders, through debt or equity offerings, or through sales of a portion of its interest in the 3-D Exploration Program.

     -- The Company's ability to encounter hydrocarbons in sufficient quantities to be economically viable, and its ability to overcome the operating hazards that are inherent in the oil and gas industry.

     -- Changes in laws and regulations, including changes in accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations) and environmental laws in domestic or foreign jurisdictions.

     -- The uncertainties of litigation as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

     -- The Company's ability to replace, modify or upgrade computer programs in ways that adequately address the Year 2000 issue.

The foregoing list of important factors is not exclusive.


FACTORS RELATING TO THE COMPANY

     Limited Operating History

     The Company has a limited operating history with respect to its oil and gas exploration activities which were commenced through a joint exploration program in April 1996 by Cheniere Energy Operating Co., Inc. ("Cheniere Operating"). Following a reorganization with Bexy Communications, Inc. ("Bexy"), Cheniere Operating became a wholly-owned subsidiary of Cheniere on July 3, 1996. From inception (February 21, 1996) to September 30, 1998, the Company incurred a net loss of $3,334,105 and for the nine-month period ended September 30, 1998, the Company incurred a net loss of $1,147,429. The Company continued to incur losses during the remainder of 1998, and may continue to incur losses in 1999, depending on whether it generates sufficient revenue from producing reserves acquired either through acquisitions or drilling activities.

     Limited Assets; No Proven Reserves or Current Production

     The Company has not yet established oil and gas production, nor has it booked proven oil and gas reserves. Currently, the Company's primary asset is its interest in a joint exploration program pursuant to the Exploration Agreement. Since almost all of the Company's assets are represented by the investment to date in the 3-D Exploration Program (as defined below) and additional amounts will be invested, the Company is highly dependent on the success of the 3-D Exploration Program.

     Need for Additional Financing

     The Company presently has no operating revenues. As of September 30, 1998, the Company had only $233,841 of current assets. Additional capital will be required to pay for the Company's share of costs relating to the development of prospects the Company may wish to pursue, to exercise lease options, to acquire additional oil and gas leases and to drill wells on potential prospects, the total amount of which will be determined by the number of prospects generated within the 3-D Exploration Program and by the working interest that the Company retains in such prospects. In addition, the Company may need funds for the repayment of a portion of its $4.0 million in short-term senior notes payable that will mature on January 15, 1999 as well as any accrued interest thereon. As of January 5, 1999, the Company has received commitments from the holders of $2,034,750 of these short-term senior term notes payable to exchange such notes payable for 2,826,042 shares of Common Stock at a price of $0.72 per share, such exchange to occur on or before March 15, 1999. Should the Company choose to make an acquisition of producing oil and gas properties, it is likely that such an acquisition would require that some portion of the purchase price be paid in cash, and thus create the need for additional capital. Additional capital may be secured from a combination of funding sources that may include borrowings from financial institutions, debt offerings (which would increase the leverage of the Company and add to its need for cash to service such debt), additional offerings of Cheniere's equity securities (which could cause substantial dilution of the Common Stock), or sales of portions of Cheniere Operating's working interest in the prospects within the 3-D Exploration Program (which would reduce any future revenues from the 3-D Exploration Program). The Company's ability to raise additional capital will depend on its results of operations and the status of various capital and industry markets at the time such additional capital is sought. Accordingly, there can be no assurances that capital will be available to the Company from any source or that, if available, it will be on terms acceptable to the Company.

     3-D Exploration Program Payments; Insufficient Capital

     In accordance with the terms of an Exploration Agreement between Cheniere Operating and Zydeco Exploration, Inc. ("Zydeco"), an operating subsidiary of Zydeco Energy, Inc. (the "Exploration Agreement"), Cheniere has made seismic fund payments totaling $16.4 million and has earned a 50% interest in the seismic data. Zydeco is obligated under the terms of the Exploration Agreement to develop prospects from its analysis of the seismic data and to present such prospects to Cheniere for Cheniere's election as to participation. Should Cheniere elect to participate in a prospect proposed by Zydeco, Cheniere must make payment to Zydeco as a reimbursement of prospect expenses within 45 days of the date such expenses are billed by Zydeco. Neither Cheniere Operating nor Cheniere currently has sufficient capital to meet its future payment obligations under the Exploration Agreement if it elects to participate in prospects proposed thereunder and there can be no assurance that Cheniere Operating or Cheniere will successfully secure the necessary funds.

     Arbitration Proceedings

     The Company has received the binding award of an independent panel of arbitrators reviewing claims against the Company and counterclaims by the Company related to certain rights and obligations pursuant to an Exploration Agreement. The Exploration Agreement between Cheniere and Zydeco Exploration, Inc. governs the activities of the two companies in connection with their jointly owned 3-D Seismic Program in Cameron Parish, Louisiana.

     The panel confirmed Cheniere's 50% ownership in the proprietary 3-D Seismic Data, including the right to possess field tapes and all volumes of such data acquired prior to December 31, 1997. The panel also confirmed Cheniere's right to review Zydeco's seismic interpretations within the area of mutual interest ("AMI") and to purchase an interest of up to 50% in any prospects generated by Zydeco in the AMI, including the right to acquire ownership of all processing volumes conducted after December 1997 related to such prospects. The arbitration panel confirmed Zydeco's right to manage the exploration process for a period of 90 days after it declares a prospect's assembly and development to be complete. In addition, the panel affirmed Cheniere's right to generate prospects and manage the exploration process for any prospect generated by Cheniere and rejected by Zydeco (subject to Zydeco's right to acquire a 50% interest in any lease acquired by Cheniere).

     Ownership of the existing prospects was also determined by the panel. All ownership in prospects acquired by either party, where the non-acquiring party declined to participate, was confirmed to belong to the acquiring party. Consequently, Cheniere has 100% ownership in six prospects, Cheniere and Zydeco have 50% ownership each in three prospects and 25% each in another prospect, and Zydeco has 100% ownership in one Federal lease which covers a portion of one prospect.

     In addition, the panel decreed that all prospects on leases acquired by Zydeco in the June 1998 Louisiana state lease sale must be offered to Cheniere and that Cheniere would have 30 days from such offer to review the prospects and elect or decline to participate.

     The panel found that in future state lease sales, Zydeco may require Cheniere to advance its 50% share of the proposed bid at the time of the sale or forfeit its right to acquire an interest in such leases, but only if the lease relates to a prospect which Zydeco has notified Cheniere is completely assembled and developed, and only if adequate decision making data is provided 30 days prior to the sale.

     The panel has found that certain activities related to the selling of prospects are the equivalent of marketing, sale or licensure of the proprietary seismic data acquired under the Exploration Agreement. In the event such marketing, sale or licensure of data occurs, the Exploration Agreement provides that 100% of the proceeds related to seismic data will be directed to Cheniere until Cheniere recoups $13,500,000 of its investment; thereafter the proceeds will be shared 50/50 between Cheniere and Zydeco.

     The panel found that Zydeco was not authorized to issue cash calls to Cheniere for seismic costs incurred after December 31, 1997. Accordingly, $1,115,143 in billings made by Zydeco to Cheniere were not allowed under the Exploration Agreement and Cheniere has no liability for such costs as billed. The panel also stated that some portion of such costs may be appropriately charged to Cheniere as a component of prospects in which Cheniere elects to
acquire an interest.   The panel also found that Zydeco owes the joint venture
account $271,132 and that certain equipment acquired by Zydeco with joint venture funds, including a Hewlett Packard SPP1600 supercomputer, is the joint property of the parties.

     Lack of Liquidity of the Common Stock

     For January 1, 1998 through December 31, 1998, the average daily trading volume of the Common Stock of Cheniere was approximately 36,000 shares. The completion of the offering of the Common Stock provides no assurance that the trading market for the Common Stock will become more active. Cheniere is listed on The Nasdaq SmallCap Market.

     No Dividends

     Cheniere has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on its Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of Cheniere's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions.

     Possible Issuance of Additional Shares; Shareholder Dilution

     Cheniere has 45,000,000 authorized shares of stock, consisting of (a) 40,000,000 shares of the Common Stock, having a par value of $.003 per share, and (b) 5,000,000 shares of preferred stock, having a par value of $.0001 per share (the "Preferred Stock"). As of January 5, 1999, approximately 52.6% of the shares of the Common Stock remained unissued. Cheniere's Board of Directors has the power to issue any and all of such shares without shareholder approval. It is likely that Cheniere will issue shares of the Common Stock, among other reasons, in order to raise capital to sustain operations, to exchange for or to repay its $4.0 million in senior short-term notes payable and/or to finance future oil and gas exploration projects. In addition, Cheniere has reserved 4,703,334 and 2/3 shares of the Common Stock for issuance upon the exercise of outstanding warrants and 950,000 shares of the Common Stock for issuance upon the exercise of stock options. As of January 5, 1999, there are 686,444 and 2/3 issued and outstanding options to purchase Common Stock. Any issuance of the Common Stock by Cheniere may result in a reduction in the book value per share or market price per share of the outstanding shares of the Common Stock and will reduce the proportionate ownership and voting power of such shares. See "Description of Securities."

     Dependence on Key Personnel

     The Company is dependent upon its executive officers for its various activities. The Company does not maintain "key person" life insurance policies on any of its personnel nor does it have employment agreements with any of its personnel. The loss of the services of any of these individuals could materially and adversely affect the Company. In addition, the Company's future success will depend in part upon its ability to attract and retain additional qualified personnel. The Company currently has eight full-time employees.

     Dependence on Industry Partners

     As the Company has few employees and limited operating revenues, the Company will be largely dependent upon industry partners for the success of its oil and gas exploration projects for the foreseeable future.

     Control by Principal Stockholders

     William D. Forster, Co-Chairman of the Board of Directors of the Company, and BSR Investments, Ltd. ("BSR"), an entity under the control of a member of the immediate family of Charif Souki, Co-Chairman of the Board of Directors of the Company, own in the aggregate approximately 30.8% of the outstanding Common Stock (including warrants held by BSR for the purchase of 566,667 shares of Common Stock). Accordingly, it is likely that Mr. Forster and BSR will effectively be able to elect all of the directors of Cheniere and to control Cheniere's management, operations and affairs, including the ability to prevent or cause a change in control of Cheniere.

     Certain Anti-Takeover Provisions

     The Company's Certificate of Incorporation and By-laws and the Delaware General Corporation Law contain provisions that may have the effect of discouraging unsolicited takeover proposals for the Company. These provisions, among other things, authorize the Board of Directors to designate the terms of and issue new series of preferred stock, limit the personal liability of directors, require the Company to indemnify directors and officers to the fullest extent permitted by applicable law and impose restrictions on business combinations with certain interested parties.

FACTORS RELATING TO THE OIL AND GAS INDUSTRY

     Operating Hazards and Uninsured Risks

     The oil and gas operations of the Company are subject to all of the risks and hazards typically associated with the exploration for, and the development and production of, oil and gas. Risks in drilling operations include cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. The Company's activities are also subject to perils specific to marine operations, such as capsizing, collision, and damage or loss from severe weather. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. In accordance with customary industry practices, the Company intends to maintain insurance against some, but not all, of such risks and some, but not all, of such losses. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect the Company's financial condition and operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates considered reasonable by the Company.

     Exploration Risks

     The Company's exploration activities involve significant risks. There can be no assurance that the use of technical expertise as applied to geophysical or geological data will ensure that any well will encounter hydrocarbons. Further, there is no way to know in advance of drilling and testing whether any prospect encountering hydrocarbons in the Survey AMI (as defined below) by the 3-D Exploration Program will yield oil or gas in sufficient quantities to be economically viable. In addition, the Company is highly dependent upon seismic activity and the related application of new technology as a primary exploration methodology. There can be no assurance that the 3-D Exploration Program's efforts will be successful.

     High Dependence upon Lease Acquisition Activities

     Both the United States Department of the Interior and the State of Louisiana award oil and gas leases on a competitive bidding basis and non-governmental owners of the onshore mineral interests within the Survey AMI are not obligated to lease their mineral rights to the 3-D Exploration Program except to the extent they have granted lease options to the 3-D Exploration Program. Other major and independent oil and gas companies having financial resources significantly greater than those of the 3-D Exploration Program may bid against the 3-D Exploration Program for the purchase of oil and gas leases. Accordingly, there can be no assurance that the 3-D Exploration Program or any other oil and gas venture of the Company will be successful in acquiring farmouts, seismic permits, lease options, leases or other rights to explore or recover oil and gas. Consequently, the proportion of the Survey AMI which could be subsequently explored through drilling would be reduced to the extent that the 3-D Exploration Program is not successful at such acquisitions.

     Lack of Diversification; Oil and Gas Industry Conditions; Volatility of Prices for Oil and Gas

     As an independent energy company, the Company's revenues and profits will be substantially dependent on the oil and gas industry in general and the prevailing prices for oil and gas in particular. Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to any of the following factors: relatively minor changes in the supply of and demand for oil and gas; market uncertainty; political conditions in international oil producing regions; the extent of domestic production and importation of oil in certain relevant markets; the level of consumer demand; weather conditions; the competitive position of oil or gas as a source of energy as compared with other energy sources; the refining capacity of oil purchasers; and the effect of federal and state regulation on the production, transportation and sale of oil. It is likely that adverse changes in the oil market or the regulatory environment would have an adverse effect on the Company's ability to obtain capital from lending institutions, industry participants, private or public investors or other sources.

     Intense Competition in Oil and Gas Industry

     The oil and gas industry is highly competitive. Most of the Company's current and potential competitors have significantly greater financial resources and a significantly greater number of experienced and trained managerial and technical personnel than the Company and the 3-D Exploration Program. There can be no assurance that the Company or the 3-D Exploration Program will be able to compete effectively with such firms.

     Risks of Turnkey Contracts

     The Company anticipates that any wells to be drilled in which the Company will have an interest will be drilled by established industry contractors under turnkey contracts that limit the Company's financial and legal exposure. Under a turnkey drilling contract a negotiated price is agreed upon and the money placed in escrow. The contractor then assumes all of the risk and expense, including any cost overruns, of drilling a well to contract depth and completing any agreed upon evaluation of the wellbore. Upon performance of all these items, the escrowed money is released to the contractor.

     On a footage or day work basis, all risk and expense, including cost overruns, of drilling a well to total depths lies with the operator. Circumstances may arise where a turnkey contract is not economically beneficial to the Company or is otherwise unobtainable from proven industry contractors. In such instances, the Company may decide to drill, or cause to be drilled, the applicable well(s) on either a footage or day work basis and the drilling thereof will be subject to the usual drilling hazards such as cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. The Company would also be liable for any cost overruns attributable to downhole drilling problems that otherwise would have been covered by a turnkey contract had one been negotiated.

     United States Governmental Regulation, Taxation and Price Control

     Oil and gas production and exploration are subject to comprehensive federal, state and local laws and regulations controlling the exploration for and production and sale of oil and gas and the possible effects of such activities on the environment. Failure to comply with such rules and regulations can result in substantial penalties and may adversely affect the Company. Present, as well as future, legislation and regulations could cause additional expenditures, restrictions and delays in the Company's business, the extent of which cannot be predicted and which may require the Company to limit substantially, delay or cease operations in some circumstances. In most, if not all, areas where the Company may conduct activities, there may be statutory provisions regulating the production of oil and natural gas which may restrict the rate of production and adversely affect revenues. The Company plans to acquire oil and gas leases in the Gulf of Mexico, which will be granted by the federal government and administered by the U.S. Department of Interior Minerals Management Service (the "MMS"). The MMS strictly regulates the exploration, development and production of oil and gas reserves in the Gulf of Mexico. Such regulations could have a material adverse effect on the Company's operations in the Gulf of Mexico. The federal government regulates the interstate transportation of oil and natural gas, through the Federal Energy and Regulatory Commission ("FERC"). The FERC has in the past regulated the prices at which oil and gas could be sold. Federal reenactment of price controls or increased regulation of the transport of oil and natural gas could have a material adverse effect on the Company. In addition, the Company's operations are subject to numerous laws and regulations governing the discharge of oil and hazardous materials into the environment or otherwise relating to environmental protection, including the Oil Pollution Act of 1990. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control, solid waste management, and strict financial responsibility and remedial response obligations relating to oil spill protection. The cost of complying with such environmental legislation could have a general adverse effect on the Company's operations.

                                USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the Shares. Based on the current exercise price of the Warrants (as defined below), the Company will not receive any proceeds from the exercise of the Warrants unless and until the market value of the Company's common stock increases beyond $1.50 per share. The Company expects to use any such proceeds for ongoing activities related to its 3-D seismic exploration project in Cameron Parish, Louisiana, working capital and/or general corporate purposes.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of January 5, 1999 by each Selling Stockholder.

                                                                Amount of Shares Offered
                                                                       Hereby(2)
                                                        ------------------------------------
                                                                          Shares of Common
                                                            Number        Stock Underlying
             Name of                 Shares Beneficially   of Shares          Warrants           Shares Beneficially
             Selling                     Owned Prior       of Common        to Purchase              Owned After
           Stockholder                 to Offering(1)        Stock        Common Stock (3)         the Offering(2)
----------------------------------  ---------------------  ---------   ----------------------  --------------------
                                      Number     Percent                                         Number     Percent
                                     ---------   -------                                        ---------   -------
Alana Group The, Ltd.                  562,500       2.9     375,000                 187,500            0        *
Alba Limited                            45,000                                        20,000       25,000        *
Arabella S.A.                          855,000       4.3                             380,000      475,000       2.4
Borenstein, Richard N.                  75,833        *                               40,000       35,833        *
BSR Investments, Ltd.                3,168,667      16.2                             400,000    2,768,667      14.5
Cullman, Joseph F. III                 237,917       1.3                              20,000      217,917       1.1
Dulverton Holdings Limited             450,000       2.4     300,000                 150,000            0        *
Forster, Gail Daly                     132,917        *                               20,000      112,917        *
Hellmold, Ralph O.                     256,583       1.3                              60,000      196,583       1.0
Israel, Robert I.                       37,917        *                               20,000       17,917        *
Kessler, Douglas W., P.C.               37,917        *                               20,000       17,917        *
Lessman, Andrew                        666,667       3.5     666,667                                    0        *
MM&B Holdings, L.L.C.                1,195,500       5.9      50,000                 787,500      358,000       1.9
Moore, James E. Revocable Trust        450,000       2.4     300,000                 150,000            0        *
  u/d/t dtd. 7/8/94
Neel, John S. Jr.                       98,015        *                               40,000       58,015        *
Nomina Finance Limited BVI             450,000       2.4     300,000                 150,000            0        *
Oakwood Holdings Limited               450,000       2.4     300,000                 150,000            0        *
Olofson, Erik L. II                    112,500        *       75,000                  37,500            0        *
Robinson, Joe Sam Jr., M.D.            332,390       1.7                              70,000      262,390       1.4
Rover Enterprises.                     650,000       3.4     300,000                 150,000      200,000       1.1
Salton, Albin                           75,833        *                               40,000       35,833        *
Smisson, Hugh F. III, M.D.             234,039       1.2                              50,000      184,039        *
Wagstaff, Michael J.                    36,667        *                               20,000       16,667        *

*  Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules and regulations of the Commission and generally includes voting or investment power with respect to securities. Information with respect to beneficial ownership is based on information as of January 5, 1999 and assumes that there is outstanding an aggregate of 18,973,749 shares of Common Stock. Warrants to purchase shares of Common Stock which are currently exercisable or will become exercisable within 60 days of January 5, 1999 are deemed to be outstanding for purposes of the individuals named in this chart. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, the Company believes based on information furnished by the Selling Stockholders that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Assumes the sale of all Shares offered hereby and no other purchases or sales of the Company's Common Stock. See "Plan of Distribution."

(3)  All Warrants are immediately exercisable.

                 ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS

     In the period from August 31, 1998 through December 15, 1998, the Company sold 1,950,000 units (each unit being comprised of one share of Common Stock and one half warrant to purchase one share of Common Stock; in the aggregate, 1,950,000 shares of Common Stock and warrants to purchase 975,000 shares of Common Stock) to seven investors at a price of $0.67 per share pursuant to Regulation D promulgated by the Securities and Exchange Commission. Warrants issued in connection with these sales of units are exercisable, in whole or in part, at anytime on or before the second anniversary date of the date the units were sold at an exercise price of $2.00 per share.

     In December 1998, the Company sold 666,667 shares of Common Stock to one investor at a price of $0.75 per share pursuant to Regulation D promulgated by the Securities and Exchange Commission.

     In connection with extensions of the maturity date of short-term senior term notes payable the Company issued 50,000 shares of Common Stock and warrants to purchase 1,987,500 shares of Common Stock as follows: (i) in September 1998 the Company issued 50,000 shares of Common Stock and warrants to purchase 1,675,000 shares of Common Stock (of which warrants to purchase 1,200,000 shares are exercisable, in whole or in part, at anytime on or before September 15, 2002 at an exercise price of $1.50 per share and warrants to purchase 475,000 shares are exercisable, in whole or in part, at anytime on or before September 15, 2003 at an exercise price of $2.00 per share), (ii) in October 1998 the Company issued warrants to purchase 87,500 shares of its Common Stock exercisable, in whole or in part, at anytime on or before October 15, 2003 at an exercise price of $1.50 per share, (iii) in November 1998 the Company issued warrants to purchase 100,000 shares of its Common Stock exercisable, in whole or in part, at anytime on or before November 15, 2003 at an exercise price of $1.50 per share, and (iv) in December 1998 the Company issued warrants to purchase 125,000 shares of its Common Stock exercisable, in whole or in part, at anytime on or before November 15, 2003 at an exercise price of $1.50 per share.

                           DESCRIPTION OF SECURITIES

     Cheniere has 45,000,000 authorized shares of stock, consisting of (a) 40,000,000 shares of the Common Stock, having a par value of $.003 per share, and (b) 5,000,000 shares of preferred stock, having a par value of $.0001 per share (the "Preferred Stock").

     The shares of Common Stock being registered pursuant to the registration statement of which this prospectus is a part include (i) 2,616,667 shares issued in connection with private placements conducted by the Company during the period from August 1998 to December 1998, (ii) 50,000 shares issued in connection with the extension of the maturity date of a certain note payable of the Company and
(iii) 2,962,500 shares issuable upon the exercise of warrants exercisable on or before December 16, 2003 at exercise prices of $1.50 to $2.00 per share. For more information concerning the Shares and the transactions pursuant to which they were or will be issued, see "Issuance of Securities to Selling Stockholders."

COMMON STOCK

     As of January 5, 1999, there were 18,973,749 shares of the Common Stock outstanding. All of such outstanding shares of Common Stock are fully paid and nonassessable. Each share of the Common Stock has an equal and ratable right to receive dividends when, as and if declared by the Board of Directors of Cheniere out of assets legally available therefor and subject to the dividend obligations of Cheniere to the holders of any Preferred Stock then outstanding.

     As of January 5, 1999, the Company has received commitments from the holders of $2,134,750 of its $4,000,000 short-term senior term notes payable to exchange such notes payable for 2,826,042 shares of Common Stock at a price of $0.72 per share, such exchange to occur on or before March 15, 1999.

     In the event of a liquidation, dissolution or winding up of Cheniere, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of Preferred Stock that at the time may be outstanding.

     The holders of Common Stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Cheniere. There are no sinking fund provisions applicable to the Common Stock. Each share of Common Stock is entitled to one vote in the election of directors and on all other matters, submitted to a vote of stockholders. Holders of Common Stock have no right to cumulate their votes in the election of directors. See "Possible Anti-Takeover Provisions."

PREFERRED STOCK

     As of the date of this Prospectus, there were no shares of Preferred Stock outstanding. Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Cheniere.

WARRANTS

     Cheniere has issued and outstanding certain warrants described herein (collectively, the "Warrants"). Cheniere is registering the Common Stock issuable upon the exercise of certain of such Warrants pursuant to the Registration Statement of which this Prospectus is a part.

     Cheniere has issued and outstanding 141,666 and 2/3 warrants (collectively, the "June Warrants"), each of which entitles the registered holder thereof to purchase one share of Common Stock. The June Warrants are exercisable at any time on or before June 14, 1999, at an exercise price of $3.00 per share (subject to customary anti-dilution adjustments). The June Warrants were originally issued by Cheniere Operating and were converted to warrants of Cheniere following the Reorganization. The June Warrants were issued to a group of 11 investors in connection with a private placement of unsecured promissory notes of Cheniere Operating in the aggregate principal amount of $425,000. In connection with the payment of an additional promissory note to one such investor, Cheniere has issued to such investor an additional warrant to purchase 64,500 shares of the Common Stock (on the same terms as the June Warrants), in accordance with the terms of the original Note Agreement, which expires on June 14, 1999.

     In consideration of certain investment advisory and other services to the Company, pursuant to warrant agreements each dated as of August 21, 1996, Cheniere issued to C.M. Blair, W.M. Foster & Co., Inc. and Redliw Corp. warrants to purchase 13,600 and 54,400 shares of Common Stock, respectively (collectively, the "Adviser Warrants"). The Adviser Warrants are exercisable at any time on or before May 15, 1999 at an exercise price of $3.00 per share (subject to customary anti-dilution adjustments).

     In connection with the December 1997 Bridge Financing, Cheniere issued 100,000 shares of common stock and four-year warrants to purchase 1,333,334 shares of common stock at $2-3/8 per share. Additional warrants to purchase 1,600,000 shares of Cheniere common stock were issued on September 15, 1998 in consideration for the extension to that date. The notes were extended again in September 1998 to a maturity date of December 15, 1998, which date was further extended to January 15, 1999 at the option of the Company. In connection with the extension to December 15, 1998, the Company offered two alternatives of consideration. Holders of $3,000,000 of the notes elected to reduce the exercise price of their warrants to $1.50. The holder of $1,000,000 of the notes elected to reduce the exercise price of its warrants to $2.00 per share, to extend the term of such warrants to five years from the latter of September 15, 1998 or the date of issue, to receive additional warrants to purchase as many as 387,500 shares of common stock and to receive 50,000 shares of common stock.

     In conjunction with a private placement of Common Stock in March 1997 the Company issued 50,000 warrants to a financial advisor. The warrants were issued in March 1998 at an exercise price of $3.125 per share and are exercisable on or before March 31, 2000.

     In conjunction with the issuance of $180,000 senior term notes payable in June 1998, the Company issued warrants to purchase 83,334 shares of Common Stock at an exercise price of $2.00 per share. Such warrants are exercisable on or before June 4, 2002 at an exercise price of $2.00 per share (subject to customary anti-dilution adjustments).

     In the period from August 31, 1998 through December 15, 1998, the Company sold 1,950,000 units, each unit consisting of one share of Common Stock and one half warrant to purchase one share of Common Stock, in the aggregate, 1,950,000 shares of Common Stock and warrants to purchase 975,000 shares of Common Stock. Each warrant is exercisable on or before the second anniversary of the date the units were sold at an exercise price of $2.00 per share (subject to customary anti-dilution adjustments).

     The Warrants do not confer upon the holders thereof any voting or other rights of a stockholder of Cheniere.


POSSIBLE ANTI-TAKEOVER PROVISIONS

     The Amended and Restated Certificate of Incorporation of Cheniere (the "Charter") contains certain provisions that might be characterized as anti-takeover provisions. Such provisions may render more difficult certain possible takeover proposals to acquire control of Cheniere and make removal of management of Cheniere more difficult.

     As described above, the Charter authorizes a class of undesignated Preferred Stock consisting of 5,000,000 shares. Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Cheniere.

     Cheniere is incorporated under the laws of the State of Delaware. Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined as a stockholder owning 15 percent or more of a corporation's voting stock) from engaging in a business combination with such corporation for a period of three years from the time such stockholder became an interested stockholder unless (a) the corporation's board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder, or (b) upon attaining that status, the interested stockholder had acquired at least 85 percent of the corporation's voting stock (not counting shares owned by persons who are directors and also officers), or (c) the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders (not including the shares held by the interested stockholder). Cheniere is currently subject to Section 203.

     In addition, William D. Forster, Co-Chairman of the Board of Directors of the Company, and BSR Investments, Ltd. ("BSR"), an entity under the control of a member of the immediate family of Charif Souki, Co-Chairman of the Board of Directors of the Company, own in the aggregate approximately 30.8% of the outstanding shares of the Common Stock. Accordingly, it is likely that Mr. Forster and BSR will have the ability to effectively prevent or cause a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Corporation.



                              PLAN OF DISTRIBUTION

     Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares being offered hereby: (i) on the Nasdaq SmallCap Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. The Company has agreed to indemnify the Selling Stockholders against certain liabilities arising under the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to Cheniere for a period of five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders.

     The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Company will keep this Registration Statement or a similar registration statement effective until the earliest to occur of (i) the date that all securities registered pursuant to the Registration Statement of which this Prospectus is a part have been disposed of in accordance with the plan of disposition indicated herein, (ii) the date that all securities registered pursuant to the Registration Statement of which this Prospectus is a part have become eligible for sale pursuant to Rule 144(k) under the Securities Act. No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness. There can be no assurance that the Selling Stockholders will sell all or any of the shares of Common Stock offered hereunder.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon by Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas, counsel to the Company.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Transition Report on Form 10-K for the transition period from September 1, 1997 to December 31, 1997 have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 13 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The Registrant will bear no expenses in connection with any sale or other distribution by the Selling Stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.


               SEC registration fee              $ 2,308
               Legal fees and expenses            10,000
               Accounting fees and expenses        2,000
               Miscellaneous expenses              1,000
                                                 -------

               Total                             $15,308
                                                 =======


Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Certificate of Incorporation and By-laws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, the Registrant carries director and officer liability insurance.

     In connection with this offering, the Selling Stockholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Stockholders and contained herein.

Item 16.  Exhibits.

          Exhibits.

          4.1 Specimen Common Stock Certificate of Cheniere (Incorporated by reference to Exhibit 4.1 of the Company's Registration Statement under the Securities Act of 1933 on Form S-1 filed on August 27, 1996 (File No. 333-10905))
          5.1  Opinion of Mayor, Day, Caldwell & Keeton, L.L.P.
          23.1 Consent of Mayor, Day, Caldwell & Keeton, L.L.P. (included in
               Exhibit 5.1)
          23.2 Consent of PricewaterhouseCoopers LLP
          24.1 Powers of Attorney (included on signature page)


Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Cheniere Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, State of Texas, on January 5, 1999.

                              CHENIERE ENERGY, INC.

                              By: /s/ WALTER L. WILLIAMS
                                  -------------------------------------
                                  Walter L. Williams
                                  President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Walter L. Williams and Don A. Turkleson, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                      Title                              Date
              ---------                                      -----                              ----
/s/ WALTER L. WILLIAMS                            President, Chief Executive               January 4, 1999
-------------------------------------                Officer and Director
Walter L. Williams                               (Principal Executive Officer)


/s/ DON A. TURKLESON                                Chief Financial Officer                January 4, 1999
-------------------------------------              (Principal Financial and
Don A. Turkleson                                      Accounting Officer)


/s/ WILLIAM D. FORSTER                             Co-Chairman of the Board                January 4 1999
-------------------------------------
William D. Forster

/s/ CHARIF SOUKI                                   Co-Chairman of the Board                January 4 1999
-------------------------------------
Charif Souki

/s/ KENNETH R. PEAK                                        Director                        January 4, 1999
-------------------------------------
Kenneth R. Peak

/s/ CHARLES M. REIMER                                      Director                        January 4, 1999
-------------------------------------
Charles M. Reimer

/s/ EFREM ZIMBALIST, III                                   Director                        January 4, 1999
-------------------------------------
Efrem Zimbalist, III

                                      II-4